Filed Pursuant to Rule 433
Issuer Free Writing Prospectus
Dated March 17, 2026
(To Preliminary Prospectus dated March 13, 2026)
Registration Statement No. 333-290340

PII - Confidential 1 Guident Corp. Leading Remote Monitoring and Control Technologies for Autonomous Vehicles & Robots March 2026 INVESTOR PRESENTATION Note to Printer - Insert FWP Legend: Filed Pursuant to Rule 433 Issuer Free Writing Prospectus Dated March 6, 2026 (To Preliminary Prospectus dated March 6, 2026) Registration Statement No. 333 - 290340

2 Disclaimer & Forward - Looking Statements The Presentation (the “Presentation”) has been prepared by Guident Corp . (“we,” “us,” “our,” “Guident” or the “Company”) . Certain information contained herein has been derived from sources prepared by third parties . While such information is believed to be reliable for the purposes used herein, the Company makes no representation or warranty with respect to the accuracy of such information . This Presentation does not purport to contain all of the information that may be required to evaluate a possible transaction . The Company has filed a registration statement on Form S - 1 , as amended (Registration No . 333 - 290340 ) with the Securities and Exchange Commission (“SEC”) . The offering to which this Presentation will be made is pursuant to a prospectus included in the registration statement after the registration statement has been declared effective by the SEC . Before you invest, you should read the registration statement and the related prospectus and the other documents that we have filed with the SEC for more complete information about us and the offering . You may get these documents for free by visiting EDGAR on the SEC’s website at www . sec . gov . This Presentation does not constitute an offer to sell, or the solicitation of an offer to buy, any securities of the Company in any jurisdiction, domestic of foreign, where the offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction . The securities of the Company have not been registered under the Securities Act or any other applicable securities law . The Company's securities have not been approved or disapproved by the SEC or any other regulatory or governmental authority, nor have any of the foregoing passed upon the accuracy or adequacy of the information presented . Any representation to the contrary is a criminal offense . Statements contained in this Presentation relate to the historical experience of the Company’s founders, officers, directors or their affiliates . An investment in the Company is not an investment in any of their past investments, companies or funds affiliated with them . The historical results of these investments, companies or funds is not necessarily indicative of future performance of the Company . Forward - Looking Statements This Presentation and any accompanying oral presentation contains forward - looking statements within the meaning of federal securities law and are subject to certain risks and uncertainties inherent in the Company’s business that could cause actual results to vary . These forward - looking statements appear in a number of places throughout this Presentation and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things ; our ongoing and planned product development ; our intellectual property position ; the degree of utility of our products ; our ability to develop commercial functions ; our results of operations ; cash needs ; financial condition, liquidity, prospects, growth and strategies ; the industry in which we operate ; and the trends that may affect the industry or us . We may, in some cases, use terms such as “believes,” “estimates,” “anticipates,” “expects,” “predicts,” “plans,” “intends,” “possible,” “potential,” “may,” “could,” “might,” “will,” “should,” “would,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward - looking statements . Although we believe that we have a reasonable basis for each forward - looking statement contained in this Presentation, we caution you that forward - looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward - looking statements contained in this Presentation . You should also read carefully the factors described in the “Risk Factors” section and other parts of any prospectus that is distributed in order to better understand the risks and uncertainties inherent in our business and underlying any forward - looking statements . As a result of these factors, we cannot assure you that the forward - looking statements in this Presentation will prove to be accurate . Furthermore, if our forward - looking statements prove to be inaccurate, the inaccuracy may be material . In light of the significant uncertainties in these forward - looking statements, you should not regard these statements as a representation or warranty by any person that we will achieve our objectives and plans in any specified timeframe, or at all . Any forward - looking statements that we make in this Presentation speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this Presentation or to reflect the occurrence of unanticipated events . PII - Confidential

This presentation highlights basic information about us and the proposed offering . Because it is a summary, it does not contain all of the information that you should consider before investing . We have filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this presentation relates . The registration statement has not yet become effective . Before you invest, you should read the preliminary prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the offering . You may access these documents for free by visiting EDGAR on the SEC website at http : //sec . gov . The preliminary prospectus filed on October 6 , 2025 , is available on the SEC website at http : //sec . gov . Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you contact D . Boral Capital LLC 590 Madison Avenue 39 th Floor New York, NY 10022 , telephone : + 1 (212) 970 - 5150 , or email : info@dboralcapital . com . This presentation does not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction . The offering will only be made by means of a prospectus pursuant to a registration statement that is filed with the SEC after such registration statement becomes effective . 3 PII - Confidential Free Writing Prospectus

Offering Summary Guident Corp. Issuer GDNT Proposed Nasdaq Capital Market Symbol $15,000,000 base offering (Underwriters have 15% over allotment option) Offering Size Between $4.00 and $5.00 Price Range 5,671,282 shares of Common Stock Pre - Offering Common Stock Outstanding 3,333,333 shares of Common Stock, assuming $4.50 per share, the midpoint of the Price Range Number of shares of Common Stock being Offered 9,718,016 shares of Common Stock (Including shares issued from converting Notes, exercising Warrants, concurrent to the Offering) Post - Offering Common Stock Outstanding 180 days following the commencement of sales Insider and Management Share Lock - Up Approximately 70% for Business Development, Marketing & Sales Approximately 20% Research and Development Approximately 10% Working Capital and General Purposes Use of Proceeds D. Boral Capital LLC as Lead Book - Running Manager Dominari Securities LLC as Joint Book - Running Manager Underwriter 4 PII - Confidential

5 PII - Confidential

Who We Are 1 Florida Motor Vehicles s. 316.85 (5) Enabling Safe and Scalable Autonomous Operations Guident provides critical remote monitoring, assistance, and control services for autonomous vehicles (AVs) and robots Our AI - powered RMCC platform enables near real - time human oversight, enhancing safety and reliability for AV operators, using secure, ultra - low - latency connectivity to monitor and resolve unforeseen situations Teleoperation is increasingly incorporated into regulatory frameworks. (e.g., Florida lawˈ permits the use of teleoperation in autonomous vehicle operations without a vehicle safety driver) By combining AI and human - in - the - loop intervention, Guident ensures autonomous fleets can operate safely, efficiently and with public trust 6 PII - Confidential

Guident provides a proprietary safety layer to proactively resolve unpredictable AV scenarios known as “ edge cases” by intervening remotely to keep autonomous operations moving Guident’s RMCC platform ensures safety and continuity for any autonomous vehicle without the need for onboard safety drivers, reducing operational costs Guident’s platform provides centralized fleet visibility, analytics, and continuous improvement insights across all deployed vehicles What We Do Delivering Safe, Continuous, and Scalable AV Operations 7 PII - Confidential

Why Remote Monitoring Is Essential to Scaling AVs Leading Autonomous Vehicle Companies Utilize Remote Monitoring 1 Waymo Safety Framework & Fleet Response 2 Waym o Flee t Respons e Overview 3 Californi a DM V Autonomou s Vehicle s Program 4 Tesl a Career s (Teleoperatio n Roles) 6 Electrek coverage on Tesla teleoperation 7  https : //autonews . gasgoo . com/articles/news/weride - permitted - for - remote - monitored - unmanned - robotaxi - pilot - service - in - beijing - 8 5 - Tesl a Autonom y Overview 70023404?utm_source=chatgpt.com \ 12 - Californi a DM V Permi t Listings PII - Confidential 8 TIER IV L4 Remote Monitoring Announcement 9 Japa n Roa d t o th e L4 Program 10 Zoo x Officia l Website 11 Zoo x Safet y Overview

Initial Target Market TAM 1 $1.7T Global Autonomous Vehicle Market (Long - Term) Projected to reach $3.9 trillion by 2034 Rising at CAGR 8.6% SOM 2 $7.1B United States Autonomous Shuttle Market (Near - Term) Projected to reach $10.4 Billion by 2031 1 Source: Globe Newswire 2 Source: Verified Market Search (Data reflects information published in 2023 ) The autonomous vehicle market is segmented by level of automation (e.g., Level 3, Level 4, and Level 5). Our RMCC platform is designed for Level 4 & 5 AVs, targeting fleets ready for driverless operation and regulatory compliance Large and Growing Market Opportunity 9 PII - Confidential

Commercial Autonomous Deployments 10 PII - Confidential Revenue - generating shuttle operations powered by our software platform West Palm Beach, FL Boca Raton, FL

Autonomous Surveillance and Inspection Robot Extending Safety and Monitoring Beyond Vehicles into Facilities The autonomous robot can perform security tasks for any facility, such as detecting human intrusion, smoke, or fire using our RMCC • Intruder detection and alerting • Autonomous operation • Thermographic Analysis • Gas Leak Detection • Anomaly Identification • Dynamic object avoidance • Rain, dust, and temperature resilience Target Markets • Manufacturing • Construction • Oil and gas • Power and utilities • Public safety Remote monitoring support for Coastal Waste fleet operations PII - Confidential 11

Guident Solution for AV Deployment Fleets of AVs VTU VTU VTU VTU VTU Guident Vehicle Teleoperation Unit (VTU) • Physical VTU • Virtual VTU (Cloud - based) • Edge VTU (Hybrid Model) Guident Remote Monitor and Control Center (RMCC) • Remote - Control Operators (RCOs) • RCO’s Stations with Vehicle and Robot Controls • Display Dashboards Guident Cloud - based Servers • Prediction and Monitoring Services • Video Storage • AI Models • Cybersecurity 12 PII - Confidential

The RMCC provides the following services: • Monitoring of AV fleets • AV remote assistance to facilitate trip continuation • AV remote driving to resolve edge cases • Passenger communication with the RMCC The RMCC with the Remote - Control Operator (RCO) resolves unforeseen situations: • Deadlock situations • Navigation errors • Accidents The methods and systems will help to increase safety deployment of SAE Level 4 commercial projects and help bridge the gap towards SAE Level 5, complete autonomy Remote Monitor and Control Center (RMCC) Human - in - the - Loop Operations to Resolve Unforeseen Scenarios 13 PII - Confidential

Managed RMCC Service • Autonomous Vehicles Monitor and Control in a Subscription - based Arrangement • On - site RMCC and Vehicle Software Licensing • 1 to n vehicles monitored per remote operator, providing scalability Revenue Model • Billing: Upfront Hardware & Software Installation + Recurring Software License Fees • Revenue Recognition and Cost Structure: Ratable over contract term • Model: Direct Sales + Indirect Sales through our partners Target Customers Long Term Focus: • AV Fleet Operators • Robot Fleet Operators • Robotaxi’s • AV Trucking Near Term Focus: • Urban Mobility (shuttles) • Security and Inspection Robots (industrial sites & corporate facilities) RMCC Business Model Managed RMCC Service with Recurring Revenue 14 PII - Confidential

Competitive Landscape Managed RMCC Service with Recurring Revenue DriveU.auto • Connectivity and low - latency video platform for teleoperation. • Focused on enabling remote vehicle supervision and operator tools. Imperium Drive • Remote driving solutions for fleet operations and repositioning. • Active in European and UK market pilots. Mira • Remote monitoring and situational awareness tools for autonomous systems. • Supports operator interface and AV oversight environments. Ottopia • Teleoperation and remote - assistance platform for AVs and robots. • Partners with OEMs and mobility companies. Soliton • Ultra - low - latency video transmission systems for remote operation. • Applied across robotics, broadcast, and mobility use cases. 15 PII - Confidential

Competitive Advantages Strengths That Differentiate Guident in the AV Ecosystem U.S. - Based, Full Stack, Multimodal Platform • End - to - end capability • Device - agnostic design Ultra - Low Latency & Network Reliance • 40 - 70ms video latency • Multi - network and multi - orbit redundancy Passenger - Centric Safety & Assistance • Real - time Passenger Communication Module • Incident Risk Level (IRL) and Predict - and - Prevent AI Significant Intellectual - Property Portfolio • 18 licensed and owned issued patents, pending, and allowed applications 16 PII - Confidential

Remote Monitoring Requirements by Region for L4 AVs

Global L4 regulations increasingly require remote monitoring and intervention capability

U.S. (California)[1]
Driverless AV permits require a continuous communication link between vehicle and remote operator, including real-time monitoring and passenger communication.

Germany[2]
Level 4 law mandates designated technical supervisor capable of remote deactivation or minimal-risk condition activation.

France[3]
Fully automated vehicle services must operate under designated remote operator supervision within defined operating domains.

Japan[4]
Specific automated operation approvals require remote monitoring or approved supervisory model.

Switzerland[5]
Driverless AV authorizations include minimum requirements for remotely supervised operation.

1- https://www.dmv.ca.gov/portal/uploads/2020/06/Adopted-Regulatory-Text-2019.pdf?utm_source=chatgpt.com
2- https://www.gesetze-im-internet.de/englisch_stvg/englisch_stvg.html
3- https://www.strmtg.developpement-durable.gouv.fr/en/the-french-regulatory-framework-for-automated-road-a167.html
4- Japan Road to the L4 Program (SAO Framework)
5 - https://www.fedlex.admin.ch/eli/cc/2025/50/en?utm_source=chatgpt.com

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Patent Portfolio[1] - Independently valued at approximately $32 million by Cardinal Intellectual Property

Patent #	Application or Patent No.	Country	Status	Patent Name
1	9,429,943 [3]	United States	Granted	Artificial Intelligence Valet Systems and Methods
2	10,699,580	United States	Granted	Methods and Systems For Emergency Handoff of an Autonomous Vehicle
3	EP20706016.1	EPO	Pending	
4	62022057871	Hong Kong	Pending	
5	11,127,295[4]	United States	Granted	Visual Sensor Fusion and Data Sharing Across Connected Vehicles for Active Safety
6	9,964,948[5]	United States	Granted	Remote Control and Concierge Service for an Autonomous Transit Vehicle Fleet
7	12,399,492	United States	Granted	AI Methods and Systems for Remote Monitoring and Control of Autonomous Vehicles
8	3,170,561	Canada	Pending	
9	20923576.1 / 4097550	EPO [2]	Granted	
10	2022-553062 / 7530989	Japan	Granted	
11	10-2022-7034516 / 10-2849865	South Korea	Granted	
12	11,713,060	United States	Granted	System and Methods for Remote Monitoring of a Vehicle, Robot or Drone
13	2021-149433 / 7541496	Japan	Granted	
14	2023-204975	Japan	Pending	
15	EP21196077.8	EPO	Pending	
16	12,271,192	United States	Granted	Near Real-Time Data and Video Streaming System for a Vehicle, Robot or Drone
17	19/059,930	United States	Pending	
18	19/402,441	United States	Pending	Teleoperation Systems With Hybrid Communication Links And Adaptive Network Management

1- https://cardinal-ip.com/about-us
2- This European unity patent provides coverage in Austria, Belgium, Bulgaria, Denmark, Estonia, Finland, France, Germany, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Portugal, Romania, Slovenia, Sweden, the United Kingdom, and Norway
3- Licensed from Florida A&M University pursuant to the license agreement dated October 23, 2017, between Guident Ltd. and Florida Agricultural and Mechanical University.
4- Licensed from Michigan State University pursuant to the license agreement dated June 17, 2019, between Guident Ltd. and Michigan State University.
5 - Licensed from The Florida International University pursuant to the license agreement dated June 14, 2019, between Guident Ltd. and Florida International Board of Trustees.

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guident 18

Jacksonville Transportation Authority RMCC Deployed Two Grants Awarded 19 PII - Confidential Watchbot Deployed Autonomous Shuttle - as - a - Service Deployed Watchbot Deployed Current Customers and Grants Deployments & Success Stories Watchbot Deployed

Board of Directors 20 PII - Confidential

Management Team 21 PII - Confidential

CONTACT INFO Issuer Guident Corp. 4910 Communication Ave. Suite 150, Boca Raton, Florida 33431 Phone: +1 561 245 1306 Underwriters D. Boral Capital LLC 590 Madison Avenue 39th Floor New York, NY 10022 Phone: +1 (212) 970 - 5150 Dominari Securities LLC 725 5th Ave 23 Floor, New York, NY 10022 Phone: +1 212 - 393 - 4500 22 PII - Confidential